Exhibit 5.7

HUNTON & WILLIAMS LLP BANK OF AMERICA PLAZA 600 PEACHTREE STREET, NE ATLANTA, GEORGIA 30308-2216 TEL 404 • 888 • 4000 FAX 404 • 888 • 4190 FILE 68727.37

May 11, 2017

Board of Directors

Beazer Homes USA, Inc.

1000 Abernathy Road, Suite 260

Atlanta, Georgia 30328

Beazer Homes USA, Inc. and Co-Registrants

Registration Statement on Form S-4 for

6.750% Senior Notes due 2025 Exchange Offer

Ladies and Gentlemen:

We have acted as special Virginia counsel to Elysian Heights Potomia, LLC, a Virginia limited liability company (“Elysian”), in connection with the filing of a Registration Statement on Form S-4 (the “Registration Statement”) by Beazer Homes USA, Inc., a Delaware corporation (the “Parent”), Elysian and certain direct and indirect subsidiaries of the Parent, including the Elysian, identified in the Registration Statement as co-registrants (collectively with Elysian, the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), to register (i) $250,000,000 aggregate principal amount of the Parent’s 6.750% Senior Notes due 2025 (the “New Notes”) and (ii) the guarantees of the Parent’s obligations under the New Notes by the Guarantors (the “New Guarantees”). The New Notes and the New Guarantees are to be issued in the exchange offer described in the Registration Statement (the “Exchange Offer”) for an equal aggregate principal amount of the Parent’s 6.750% Senior Notes due 2025 (the “Old Notes”) and the guarantees of the Parent’s obligations under the Old Notes (the “Old Guarantees”), each of which were issued in reliance on an exemption from registration under the Securities Act for offers and sales of securities not involving public offerings. The Old Notes and the Old Guarantees were, and the New Notes and the New Guarantees will be, issued pursuant to the terms of an Indenture, dated as of March 14, 2017 (the “Indenture”), among the Parent, the Guarantors and U.S. Bank National Association, as trustee. The terms of the Exchange Offer are described in the Registration Statement.

ATLANTA  AUSTIN  BANGKOK  BEIJING  BRUSSELS  CHARLOTTE  DALLAS   HOUSTON  LONDON  LOS ANGELES

McLEAN  MIAMI  NEW YORK  NORFOLK  RALEIGH  RICHMOND  SAN FRANCISCO  TOKYO  WASHINGTON

www.hunton.com

Beazer Homes USA, Inc.

Board of Directors

May 11, 2017

This opinion is being furnished in accordance with the requirements of Item 21 of Form S-4 and Item 601(b)(5)(i) of Regulation S-K.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of corporate officers and public officials and such other documents as we have deemed necessary for the purposes of rendering this opinion, including (i) the articles of organization and operating agreement of Elysian, as amended through the date hereof, (ii) the resolutions of the sole member of Elysian, (iii) the certificate of fact issued by the State Corporation Commission of the Commonwealth of Virginia on May 10, 2017, and confirmed on the date hereof, with respect to Elysian (the “Good Standing Certificate”), (iv) a certificate of the secretary of the sole member of Elysian, dated as of the date hereof with respect to certain facts related to Elysian and its corporate records (“Secretary’s Certificate”), (v) the Indenture (including the form of guarantee representing the New Guarantees therein) and (vi) the Registration Statement.

For purposes of the opinions expressed below, we have assumed (a) the authenticity of all documents submitted to us as originals, (b) the conformity to the originals of all documents submitted as certified, photostatic or electronic copies and the authenticity of the originals thereof, (c) the legal capacity of natural persons, (d) the genuineness of signatures and the completion of all deliveries not witnessed by us and (e) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the authorization, execution and delivery of the Indenture and the New Guarantees, as applicable, by Elysian).

As to factual matters, we have relied upon the documents furnished to us by the Parent, the certificates and other comparable documents of officers and representatives of Elysian and certificates of public officials, without independent verification of their accuracy.

We express no opinion as to the law of any jurisdiction other than the laws of the Commonwealth of Virginia.

Based upon the foregoing, and such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth below, and subject to the limitations, assumptions and qualifications noted herein, we are of the opinion that:

1. Elysian has been duly formed and is validly existing under the laws of the Commonwealth of Virginia, with the limited liability company power and authority to issue the New Guarantees.

2. The Indenture has been duly authorized, executed and delivered by Elysian.

Beazer Homes USA, Inc.

Board of Directors

May 11, 2017

3. The New Guarantees have been duly authorized by Elysian.

The opinion with respect to due formation and valid existence expressed in paragraph 1 above is based solely on the Good Standing Certificate and the Secretary’s Certificate.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission. King & Spalding LLP, as counsel to the Parent for the Exchange Offer, is entitled to rely on the opinions set forth in this letter for purposes of the opinion it proposes to deliver to you on the date hereof in connection with the Exchange Offer.

This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Parent, the Guarantors, the Exchange Offer, the New Notes or the New Guarantees. This opinion letter is rendered as of the date hereof, and we do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,

/s/ Hunton & Williams LLP